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                                                 Exhibit (3)(a)


       RESOLVED, by the Board of Directors of Sundstrand
Corporation, that the first sentence of Section 3.1 of the By-Laws of the Corporation be, and it hereby is, amended effective June 18, 1996, by changing the word
"twelve" to "eleven" where it appears in such sentence.